SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                              ___________________

                                 SCHEDULE 13G

              INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
		  UNDER THE SECURITIES EXCHANGE ACT OF 1934

			        (Amendment No. ____)*


			    GP STRATEGIES CORPORATION
				(Name of Issuer)


			 Common Stock, $.01 Par Value
			(Title of Class of Securities)


				    36225V104
				  (CUSIP Number)

                                November 26, 2004
                 (Date of event which requires filing this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[ ]  Rule 13d-1 (b)
	[X]  Rule 13d-1 (c)
	[ ]  Rule 13d-1 (d)

	* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SCHEDULE 13G


	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton International Limited

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
1,051,273

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
1,051,273

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,051,273

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
6.3%

	12
TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton Equity Growth LLC  22-3682580

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
23,450

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
23,450

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
23,450

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.1%

	12
TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton Equity Growth (BVI) Ltd.

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) n/a
	(b) n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
87,627

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
87,627

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
87,627

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.5%

	12
TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!


SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Caxton Associates, L.L.C.  22-3430173

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
1,162,350

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
1,162,350

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,162,350

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
7.0%

	12
TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Bruce S. Kovner

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) n/a
       (b) n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
1,162,350

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
1,162,350

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,162,350

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
7.0%

	12
TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Anthony Scolaro

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) n/a
       (b) x

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
9,000

	6
SHARED VOTING POWER
0

	7
SOLE DISPOSITIVE POWER
9,000

	8
SHARED DISPOSITIVE POWER
0

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,000

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.1%

	12
TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Ross Taylor

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) n/a
       (b) x

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
4,000

	6
SHARED VOTING POWER
0

	7
SOLE DISPOSITIVE POWER
4,000

	8
SHARED DISPOSITIVE POWER
0

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,000

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.02%

	12
TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1(a).	Name of Issuer:
		GP Strategies Corporation

	This statement on Schedule 13G is being filed to reflect that the reporting person(s) is no longer required to report its holdings in the issuer on a Schedule 13D. Accordingly, this statement is not being filed to reflect a change in ownership of issuer securities.

Item 1 (b).	Address of Issuer's Principal Executive Offices:
		9 West 57th Street
		New York, NY  10019.


Item 2 (a).	Name of Person Filing:

(i)   Caxton International Limited ("Caxton International")
(ii)  Caxton Equity Growth LLC ("Caxton Equity Growth")
(iii) Caxton Equity Growth (BVI) Ltd. ("Caxton Equity Growth (BVI)")
(iv) Caxton Associates, L.L.C. ("Caxton Associates"). Caxton Associates is the trading advisor to Caxton International and Caxton Equity Growth (BVI), and the manager of Caxton Equity Growth (together with Caxton International, Caxton Equity Growth and Caxton Equity Growth (BVI) the "Caxton Accounts") and as such, has voting and dispositive power with respect to the investments of the Caxton Accounts.
(v) Mr. Bruce S. Kovner. Mr. Kovner is the Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates. As a result of the foregoing, Mr. Kovner may be deemed beneficially to own the securities of the Issuer owned by the Caxton Accounts.
(vi)  Mr. Anthony Scolaro.
(vii) Mr. Ross Taylor.

Item 2 (b).    Address of Principal Business Office or, if None,
               Residence:

(i) The address of Caxton International is c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.
(ii) The address of Caxton Equity Growth is c/o Caxton Associates, Princeton Plaza, Building 2, 731 Alexander Road, Princeton,
      NJ 08540.
(iii) The address of Caxton Equity Growth (BVI) is c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.
(iv) The address of Caxton Associates is Princeton Plaza, Building 2, 731 Alexander Road, Princeton, NJ 08540.
(v)   The business address of Mr. Kovner is 500 Park Avenue,
      New York, NY  10022.
(vi)  The business address of Mr. Scolaro is 500 Park Avenue,
      New York, NY  10022.
(vii) The business address of Mr. Taylor is 500 Park Avenue,
      New York, NY  10022.

Item 2 (c).	Citizenship:

(i)   Caxton International is a British Virgin Islands Corporation.
(ii)  Caxton Equity Growth is a Delaware limited liability company.
(iii) Caxton Equity Growth (BVI) is a British Virgin Islands
      Corporation.
(iv)  Caxton Associates is a Delaware limited liability company.
(v)   Mr. Kovner is a United States citizen.
(vi)  Mr. Scolaro is a United States citizen.
(vi)  Mr. Taylor is a United States citizen.

Item 2 (d).	Title of Class of Securities:
		 Common Stock

Item 2 (e).	CUSIP No: 36225V104


Item 3.		If this statement is filed pursuant to Sec.
                240.13d-1(b) or 240.13d-2(b) or (c),
                check whether the person filing is a:
		Not applicable.

Item 4.		Ownership
	(a) Amount beneficially owned:


(i) The amount of shares of Common Stock beneficially owned by Caxton International is 1,051,273.
(ii) The amount of shares of Common Stock beneficially owned by Caxton Equity Growth is 23,450.
(iii) The amount of shares of Common Stock beneficially owned by Caxton Equity Growth (BVI) is 87,627.
(iv) The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates by reason of its voting and dispositive powers is 1,162,350.
(v) Mr. Kovner, by reason of being Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates, may also be deemed to beneficially own such shares.
(vi) The amount of shares of Common Stock beneficially owned by Mr. Scolaro is 9,000.
(vii) The amount of shares of Common Stock beneficially owned by Mr. Taylor is 4,000.



(b)  Percent of Class:

(i) Caxton International beneficially owns 6.3% of the Class of Common Stock.
(ii)  Caxton Equity Growth beneficially 0.1% owns of the
      Class of Common Stock.
(iii) Caxton Equity Growth (BVI) beneficially owns 0.5% of the Class of Common Stock.
(iv) Caxton Associates is deemed to beneficially own 7.0% of the class of Common Stock.
(v) Mr. Kovner is deemed to beneficially own 7.0% of the Class of Common Stock.
(vi)  Mr. Scolaro beneficially owns 0.1% of the Class of Common
      Stock.
(vi)  Mr. Taylor beneficially owns 0.02% of the Class of Common
      Stock.


(c)

    Number of shares as to which Caxton International has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,051,273
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  1,051,273

     Number of shares as to which Caxton Equity Growth has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  23,450
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  23,450

     Number of shares as to which Caxton Equity Growth (BVI) has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  87,627
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  87,627

     Number of shares as to which Caxton Associates has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  1,162,350
	(iii)  Sole power to dispose or to direct the disposition of:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  1,162,350

     Number of shares as to which Mr. Kovner has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  1,162,350
	(iii)  Sole power to dispose or to direct the disposition of:   0
	(iv)   Shared power to dispose or to direct the disposition
               of:  1,162,350

     Number of shares as to which Mr. Scolaro has:
	(i)    Sole power to vote or to direct the vote: 9,000
	(ii)   Shared power to vote or to direct the vote: 0
	(iii)  Sole power to dispose or to direct the disposition of: 9,000
	(iv)   Shared power to dispose or to direct the disposition
               of:  0

     Number of shares as to which Mr. Taylor has:
	(i)    Sole power to vote or to direct the vote: 4,000
	(ii)   Shared power to vote or to direct the vote: 0
	(iii)  Sole power to dispose or to direct the disposition of: 4,000
	(iv)   Shared power to dispose or to direct the disposition
               of:  0


Item 5.	        Ownership of Five Percent of Less of a Class.
	        Not Applicable.

Item 6.		Ownership of More than Five Percent on Behalf of
                Another Person.
	        Not Applicable.

Item 7.	        Identification and Classification of the Subsidiary
                Which Acquired the Security Reported on the Parent Holding Company.
	        Not Applicable.


Item 8.	Identification and Classification of Members of the Group.
	Not Applicable


Item 9.	Notice of Dissolution of Group.
	Not Applicable.

Item 10.	Certification.

	By signing below, each of the reporting persons hereby certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


December 2, 2004



CAXTON INTERNATIONAL LIMITED


By:/s/Joseph Kelly
      Name:  Joseph Kelly
      Title: Vice President and Treasurer


By:/s/Maxwell Quin
      Name:  Maxwell Quin
      Title: Vice President and Secretary


CAXTON EQUITY GROWTH (BVI) Ltd.


By:/s/Joseph Kelly
       Name:  Joseph Kelly
       Title: Vice President


By:/s/Maxwell Quin
       Name:  Maxwell Quin
       Title: Secretary


CAXTON EQUITY GROWTH LLC

By:/s/Scott B. Bernstein
       Name:  Scott B. Bernstein
       Title: Secretary, Caxton Associates, L.L.C., Manager


CAXTON ASSOCIATES, L.L.C.


By:/s/Scott B. Bernstein
      Name:  Scott B. Bernstein
      Title: Secretary


/s/Bruce S. Kovner
Bruce S. Kovner, by Scott B. Bernstein as
Attorney-in-Fact


/s/Anthony Scolaro
Anthony Scolaro

/s/Ross Taylor
Ross Taylor


Certification


The undersigned hereby certifies that the shares of GP
Strategies Corporation purchased on behalf of Caxton International Limited, Caxton Equity Growth (BVI) Ltd. and Caxton Equity
Growth LLC, and the shares owned by Mr. Scolaro and Mr. Taylor were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




               			       /s/Ross Taylor
					  Ross Taylor


				       /s/Anthony Scolaro
					  Anthony Scolaro



Date: December 2, 2004



			JOINT ACQUISITION STATEMENT

			PURSUANT TO RULE 13d-1(k)(l)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  December 2, 2004



                                CAXTON INTERNATIONAL LIMITED

               			By:/s/Joseph Kelly
				Name:  Joseph Kelly
				Title: Vice President & Treasurer

				By:/s/Maxwell Quin
				Name:  Maxwell Quin
				Title: Vice President & Secretary

				CAXTON EQUITY GROWTH (BVI) Ltd.

				By:/s/Joseph Kelly
       				Name:  Joseph Kelly
       				Title: Vice President

				By:/s/Maxwell Quin
       				Name:  Maxwell Quin
       				Title: Secretary

				CAXTON EQUITY GROWTH LLC

				By:/s/Scott B. Bernstein
       				Name:  Scott B. Bernstein
       				Title: Secretary, Caxton
                                Associates, L.L.C., Manager


				CAXTON ASSOCIATES, L.L.C.

				By:/s/Scott B Bernstein
				Name:  Scott B. Bernstein
				Title: Secretary


			        /s/Bruce S. Kovner
   				Bruce S. Kovner, by Scott B.
                                Bernstein as Attorney-in-Fact


				/s/Anthony Scolaro
				Anthony Scolaro

				/s/Ross Taylor
				Ross Taylor